JOSEPH TROCHE*****************Certified Public Accountant
32 Main Street, Hastingson Hudson NY 10706, Tel 914-478-1432: fax 914-478-1315

July 6, 2004

Securities and Exchange Commission Washington, D.C. 20549

Dear Sir or Madam:

I was previously the independent auditor for America First Associates, Inc. and, until the date of February 13, 2004. I reported on the financial statements of America First Associates, Corp.. for the year ended December 31, 2002. On February 13, 2004, my appointment as independent auditor for America First Associates, Corp. was terminated. I have read the Form 10-SBA and I agree with the statements.

Very truly yours,

/s/Joseph Troche
Joseph Troche, CPA